EV Energy Partners Announces Full Year and Fourth Quarter 2008 Results, 2008 Year-End Proved Reserves, 2009 Guidance and Update of Commodity Hedge Positions

HOUSTON, March 13, 2009 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the full year and fourth quarter 2008, its year-end 2008 proved reserves and the filing of its Form 10-K with the Securities and Exchange Commission.  In addition, EVEP provided 2009 guidance and an update of its commodity hedge positions presented in the Hedge Summary Table at the end of this release.

Full Year 2008 Results

Adjusted EBITDA and distributable cash flow for 2008 were $118.7 million and $62.9 million, increases of 79% and 67%, respectively, over 2007, primarily due to acquisitions made during 2007 and 2008.  Adjusted EBITDA and Distributable Cash Flow are described in the attached table under "Non-GAAP Measures".

For 2008, EVEP reported net income of $225.5 million, or $11.14 per basic and diluted weighted average unit outstanding.  Included in net income were $164.9 million of non-cash net unrealized gains on commodity and interest rate derivatives and $1.2 million of non-cash costs contained in general and administrative expenses.   For 2007, EVEP reported net income of $11.2 million, or $0.74 per basic and diluted weighted average unit outstanding.  Included in 2007 net income were $25.7 million of non-cash net unrealized losses on commodity derivatives and $1.5 million of non-cash costs contained in general and administrative expense.

Production for 2008 was 14.6 Bcf of natural gas, 437 MBbls of crude oil and 543 MBbls of natural gas liquids, or 20.5 Bcfe.  This was a 73% increase over 2007 production of 11.8 Bcfe, primarily due to acquisitions made during 2007 and 2008.

Fourth Quarter 2008 Results

Adjusted EBITDA for the fourth quarter of 2008 was $31.9 million, a 33% increase over the fourth quarter of 2007 and a 16% increase over the third quarter of 2008.  Distributable Cash Flow for the fourth quarter of 2008 was $14.9 million, a 23% increase over the fourth quarter of 2007 and a 7% increase over the third quarter of 2008.

EVEP reported net income of $145.5 million, or $6.88 per basic and diluted weighted average unit outstanding, for the fourth quarter of 2008. Included in net income were $134.0 million of non-cash net unrealized gains on commodity and interest rate derivatives. For the fourth quarter of 2007, EVEP had a net loss of $11.9 million, or ($0.78) per basic and diluted weighted average unit outstanding, which included $23.0 million of non-cash net unrealized losses on commodity derivatives and $0.6 million of non-cash costs contained in general and administrative expenses.

The $134.0 million non-cash net unrealized gains on commodity and interest rate derivatives for the fourth quarter of 2008 was primarily due to the significant decrease in future oil and natural gas prices that occurred from September 30, 2008 to December 31, 2008 and the effect of such decreased prices on EVEP's commodity price hedges, which extend through 2013.

For the fourth quarter of 2008, EVEP produced 4.27 Bcf of natural gas, 136 MBbls of crude oil and 157 MBbls of natural gas liquids, or 6.0 Bcfe. This is a 39% increase over fourth quarter 2007 production of 4.35 Bcfe, primarily from acquisitions made during 2007 and 2008.  Production increased by 28% from third quarter 2008 production of 4.71 Bcfe, primarily due to acquisitions made during the third quarter of 2008 and pipeline curtailments experienced in the Monroe field throughout the third quarter of 2008 which continued until late October 2008.

Third-party natural gas liquids fractionation facilities at Mt. Belvieu, TX, through which some of the natural gas liquids production from EVEP’s Austin Chalk, Permian Basin and San Juan Basin assets are fractionated, sustained damage from Hurricane Ike.  In addition, these facilities underwent a mandatory turnaround during the fourth quarter of 2008.  These events resulted in a reduction in the volume of EVEP’s natural gas liquids that were fractionated and sold from late September into the fourth quarter of 2008.  These volumes of natural gas liquids were delivered into storage in Mt. Belvieu and will be recorded as production and revenues after they have been fractionated and sold.  EVEP estimates that approximately 37.7 MBbls of natural gas liquids that were produced during 2008 remained in storage as of December 31, 2008.  EVEP currently expects these remaining stored volumes to be fractionated and sold, and thereby recorded as production and revenues, during the first quarter of 2009.

In addition, EVEP continued to experience production curtailments, which had begun in May 2008, of over 3 mmcf per day in the Monroe field until late October. For the fourth quarter of 2008, these curtailments totaled approximately 85 mmcf of natural gas. However, during this period, EVEP was contractually entitled to receive payment from the purchaser for the amount of natural gas production curtailed, subject to the purchaser recouping all or part of such amounts out of a percentage of future production.  EVEP has not experienced any further such curtailments in the Monroe Field since late October 2008.

Year-End 2008 Estimated Net Proved Reserves

EVEP’s year-end 2008 estimated net proved reserves were 359.2 billion cubic feet equivalents (Bcfe), a 9% increase over year-end 2007 estimated net proved reserves.  Approximately 74% were natural gas, 16% were natural gas liquids and 10% were crude oil.  In addition, 95% were categorized as proved developed. At December 31, 2008 the Standardized Measure of our estimated net proved reserves was $441.9 million.  Standardized Measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined using prices and costs in effect as of the date of estimation and discounted using an annual discount rate of 10%.

The decrease in commodity prices at December 31, 2008 compared with December 31, 2007 had a significant negative impact on EVEP’s estimated net proved reserves at December 31, 2008.  The prices used in determining our estimated net proved reserves at December 31, 2008 were $44.60 per Bbl of oil, $5.71 per MMBtu of natural gas and $25.38 per Bbl of natural gas liquids as compared to $95.95 per Bbl of oil, $6.795 per MMBtu of natural gas and $57.50 per Bbl of natural gas liquids at December 31, 2007.  Had the commodity prices at December 31, 2008 been the same as those in effect at December 31, 2007, EVEP’s estimated net proved reserves at December 31, 2008 would have been approximately 61.5 Bcfe higher, or 420.7 Bcfe (a 28% increase over year-end 2007 estimated net proved reserves), and the present value of future net pre-tax cash flows discounted at 10% at December 31, 2008 would have been approximately $388 million higher, or $830.9 million.

				Natural Gas
	Natural Gas	Crude Oil	NGL's	Equivalents
	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)
Appalachian Basin	47.6	1.0	0.0	53.3
Michigan	53.4	0.0	0.0	53.4
Monroe Field	71.5	0.0	0.0	71.5
Central and East Texas	16.9	2.1	1.8	40.4
Permian Basin	23.6	0.5	4.0	50.8
San Juan Basin	36.5	1.2	3.8	66.2
Mid-Continent area	16.5	1.1	0.0	23.6
Total Proved Reserves	266.0	5.9	9.6	359.2

Proved Developed Reserves	253.1	5.7	9.0	340.8

2009 Guidance

Guidance estimates for 2009 are presented in the table below.

(in $ thousands)
	Full Year 2009
Net Production:
Natural Gas (MMcf)	15,500	-	17,500
Crude Oil (MBbls)	475	-	525
Natural Gas Liquids (MBbls)	710	-	790
Total Mmcfe	22,610	-	25,390

Average Daily Production (Mmcfe/d)	61.9	-	69.6

Average Price Differential vs NYMEX
Natural Gas ($ per Mcf)	($0.25)	-	($0.70)
Crude Oil (% of NYMEX Crude Oil)	94%	-	98%
Natural Gas Liquids (% of NYMEX Crude Oil)	48%	-	64%

Transportation Margin (a)	1,500	-	2,000

Expenses:
Operating Expenses:
LOE and other	44,000	-	48,000
Production Taxes (as % of revenue)	5.5%	-	6.0%

General and administrative expense (b)	13,000	-	15,000

Capital Expenditure (c)	17,000	-	20,000

(a)	Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b)	Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part.
(c)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

EVEP’s financial statements and related footnotes are available on our 2008 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Also available for download on our website are unitholders’ Schedule K-1 for the tax year 2008.  For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-800-973-7551.

Conference Call

As announced on March 11, 2009, EV Energy Partners, L.P. will host an investor conference call Friday, March 13, 2009, at 10:00am (Eastern Daylight Savings Time).  Investors interested in participating in the call may dial (303)-262-2140 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com ..

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com .

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the Securities and Exchange Commission.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves at December 31, 2008 using prices in effect at December 31, 2007, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Production data:
Oil (MBbls)	136	75	437	225
Natural gas liquids (MBbls)	157	129	543	199
Natural gas (MMcf)	4,274	3,125	14,578	9,254
Net production (MMcfe)	6,034	4,347	20,457	11,798

Average sales price per unit (1):
Oil (Bbl)	$58.01	$91.19	$94.76	$74.42
Natural gas liquids (Bbl)	28.07	59.32	54.75	54.18
Natural gas (Mcf)	5.88	6.64	8.34	6.69

Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$2.01	$1.75	$2.09	$1.82
Production taxes	0.31	0.39	0.44	0.28
Total	2.32	2.14	2.53	2.10
Depreciation, depletion and amortization	2.29	1.84	1.86	1.67
General and administrative expense	0.63	0.92	0.67	0.88

(1) Prior to $10.9 and $0.8 million of net hedge gains for the three months ended December 31, 2008 and December 31, 2007, respectively, and prior to ($13.0) and $9.0 million of net realized hedge (losses) gains for the twelve months ended December 31, 2008 and December 31, 2007, respectively.

Balance Sheet
(in $ thousands)
	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$41,628	$10,220
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	17,588	18,658
Related party	1,463	3,656
Other	3,278	15
Derivative asset	50,121	1,762
Prepaid expenses and other current assets	1,037	594
Total current assets	115,115	34,905

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; December 31, 2008, $69,958; December 31, 2007, $30,724	765,243	570,398
Other property, net of accumulated depreciation and amortization; December 31, 2008, $284; December 31, 2007, $239	180	225
Other property, net of accumulated depreciation and amortization; December 31, 2008, $284; December 31, 2007, $239	180	225
Long-term derivative asset	96,720	-
Other assets	2,737	2,013
Total assets	$979,995	$607,541

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$14,063	$12,113
Deferred revenues	4,120	1,122
Derivative liability	2,115	5,232
Total current liabilities	20,298	18,467

Asset retirement obligations	33,787	19,463
Long-term debt	467,000	270,000
Other long-term liabilities	1,426	1,507
Long–term derivative liability	-	15,074

Commitments and contingencies

Owners’ equity
Common unitholders	432,031	282,676
Subordinated unitholders	21,618	(5,488)
General partner interest	3,835	4,245
Accumulated other comprehensive income	-	1,597
Total owners' equity	457,484	283,030
Total liabilities and owners' equity	$979,995	$607,541

Results of Operations
(in $ thousands, except per unit data)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007		2008	2007
Revenues:
Oil, natural gas and natural gas liquids revenues	$37,421		$35,237	$192,757	$89,422
Gain on derivatives, net	372		608	1,597	3,171
Transportation and marketing–related revenues	3,310		3,589	12,959	11,415
Total revenues	41,103		39,434	207,313	104,008

Operating costs and expenses:
Lease operating expenses	12,139		7,619	42,681	21,515
Cost of purchased natural gas	1,983		3,068	9,849	9,830
Production taxes	1,867		1,689	9,088	3,360
Asset retirement obligations accretion expense	447		419	1,434	814
Depreciation, depletion and amortization	13,845		7,982	38,032	19,759
General and administrative expenses	3,786		4,017	13,653	10,384
Total operating costs and expenses	34,067		24,794	114,737	65,662

Operating income	7,036		14,640	92,576	38,346

Other income (expense), net:
Interest expense	(5,565)		(4,076)	(16,128)	(8,009)
Gain (loss) on mark–to–market derivatives, net	143,794		(22,891)	148,713	(19,906)
Other income, net	307		393	559	813
Total other income (expense), net	138,536		(26,574)	133,144	(27,102)

Income (loss) before income taxes	145,572		(11,934)	225,720	11,244
Income taxes	(30)		34	(235)	(54)
Net income (loss)	$145,542	$	(11,900)	$225,485	$11,190
General partner’s interest in net income (loss)	$34,568	$	(238)	$54,643	$1,670
Limited partners’ interest in net income (loss)	$110,974	$	(12,138)	$170,842	$9,520
Net income (loss) per limited partner unit:
Common units (basic and diluted)	$6.88	$	( .78)	$11.14	$.74
Subordinated units (basic and diluted)	$6.88	$	( .78)	$11.14	$.74
Weighted average limited partner units outstanding:
Common units (basic and diluted)	13,027		11,839	12,240	9,815
Subordinated units (basic and diluted)	3,100		3,100	3,100	3,100

Statement of Cash Flows
(in $ thousands)
	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007

Cash flows from operating activities:
Net income	$225,485	$11,190
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	1,434	814
Depreciation, depletion and amortization	38,032	19,759
Share–based compensation cost	1,241	1,507
Amortization of deferred loan costs	370	155
Unrealized (gain) loss on derivatives, net	(164,867)	25,713
Changes in operating assets and liabilities:
Accounts receivable	327	(8,926)
Prepaid expenses and other current assets	(151)	441
Other assets	(265)	(288)
Accounts payable and accrued liabilities	(233)	4,627
Deferred revenues	2,998	1,122
Net cash flows provided by operating activities	104,371	56,114

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(176,992)	(456,513)
Development of oil and natural gas properties	(33,017)	(10,543)
Deposit on acquisition of oil and natural gas properties
Net cash flows used in investing activities	(210,009)	(467,056)

Cash flows from financing activities:
Debt borrowings	197,000	438,350
Repayment of debt borrowings	-	(196,350)
Deferred loan costs	(1,331)	(1,046)
Proceeds from private equity offerings	-	220,000
Offering costs	-	(302)
Distributions paid	(45,306)	(25,127)
Distributions related to acquisitions	(13,918)	(16,238)
Contributions by partners	601
Net cash flows provided by financing activities	137,046	419,287

Increase in cash and cash equivalents	31,408	8,345
Cash and cash equivalents – beginning of period	10,220	1,875
Cash and cash equivalents – end of period	$41,628	$10,220

Non GAAP Measures

We define Adjusted EBITDA as net income (loss) plus interest expense (income), depreciation, depletion and amortization, accretion of asset retirement obligation, unrealized loss (gain) on derivatives, non-cash compensation and other expense, write-off of deferred financing costs, income tax provision, exploration expense and dry hole cost and impairment of unproved properties.  Distributable Cash flow is defined as Adjusted EBITDA less interest expense, net, income taxes and estimated maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are used by our management to provide additional information and metrics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders.   These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  Adjusted EBITDA and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships.  Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that effect net income and operating income and these measures may vary among companies.  Therefore, our Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in $ thousands)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007		2008	2007

Net income (loss)	$145,542	$	(11,900)	$225,485	$11,190
Add:
Income taxes	30		(34)	235	54
Interest expense, net (1)	6,176		3,669	17,354	7,148
Depreciation, depletion and amortization	13,845		7,982	38,032	19,759
Asset retirement obligation accretion expense	447		419	1,434	814
Non-cash (gains) losses on derivatives	(133,956)		23,041	(164,867)	25,713
Non-cash unit based compensation expense	33		575	1,241	1,507
Non-cash write-off related to prior acquisition			273		273
(Gains) losses on settlement of asset retirement obligations	(182)			(182)
Adjusted EBITDA	31,935		24,025	118,732	66,458

Less:
Interest expense, net (1)	6,176		3,669	17,354	7,148
Income taxes	30		(34)	235	54
Estimated maintenance capital expenditures (2)	10,800		8,250	38,205	21,650
Distributable Cash Flow	14,929		12,140	62,938	37,606

(1) Interest expense, net includes realized losses for the period on interest rate swaps of $742 and $1,598 for the three months and twelve months ended December 31, 2008, respectively.

(2) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

Hedge Summary Table (as of 03/10/2009)

	Swap	Swap	Collar	Collar	Collar
	Volume	Price	Volume	Floor	Ceiling
	(Mmmbtu/Mbbls)		(Mmmbtu/Mbbls)
Natural Gas
2009
NYMEX	3,285	$8.05	365	$7.50	$8.80
NYMEX			1,460	$7.75	$9.15
NYMEX			730	$8.00	$10.55
Dominion Appalachia	2,336	$9.03
El Paso Permian	1,278	$7.80
Houston Ship Channel	2,051	$8.25
MichCon Citygate	1,825	$8.27

2010
NYMEX	4,928	$8.28	548	$7.50	$10.00
Dominion Appalachia	2,044	$8.65
El Paso Permian	913	$7.68
Houston Ship Channel			1,278	$7.25	$9.55
MichCon Citygate	1,825	$8.34

2011
NYMEX	4,563	$8.53
Dominion Appalachia	913	$8.69	1,095	$9.00	$12.15
El Paso Permian	913	$9.30
Houston Ship Channel			1,278	$8.25	$11.65
MichCon Citygate			1,643	$8.70	$11.85

2012
NYMEX	4,575	$9.01
Dominion Appalachia			1,830	$8.95	$11.45
El Paso Permian	732	$9.21
Houston Ship Channel			1,098	$8.25	$11.10
MichCon Citygate			1,647	$8.75	$11.05

2013
NYMEX	1,460	$7.50
El Paso Permian	1,095	$6.77
El Paso San Juan	1,095	$6.66

Crude Oil
(NYMEX)
2009	649.9	$93.10	45.6	$62.00	$73.90
2010	629.6	$90.84
2011	175.2	$109.38	401.5	$110.00	$166.45
2012	168.4	$108.76	366.0	$110.00	$170.85
2013	182.5	$72.50

Interest Rate Swaps

	Notional	Fixed	Floating
	Amount	Rate	Rate
	(in $ millions)
July 2008 – June 2012	$200	4.163%	1 month LIBOR
Mar 2009 – Sept 2012	$40	2.145%	1 month LIBOR

SOURCE: EV Energy Partners, L.P.
EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com